MERITOR, INC.
NON-EMPLOYEE DIRECTOR RETAINER DEFERRAL POLICY

1.    Purpose and Effective Date. The purpose of this Policy is to provide the Non-Employee Directors of Meritor, Inc. (the “Company”) with an opportunity to defer payment of all or a portion of their annual retainer. The Policy is effective as of November 3, 2016.
2.    Definitions. As used in the Policy, the following terms will have the respective meanings specified below:

a.	“Board” means the board of directors of the Company as it may be comprised from time to time.

b.	“Code” means the Internal Revenue Code of 1986, as amended.

c.	“Committee” means the Corporate Governance and Nominating Committee of the Company.

d.	“Company” means Meritor, Inc. and any successor thereto.

e.	“Deferred Cash Account” means an account maintained for each Non-Employee Director who makes a deferral election as described in Section 4.

f.	“Non-Employee Director” means a member of the Board of Directors who is not an employee of the Company or any of its subsidiaries.

g.
“Plan” means the Company’s 2010 Long-Term Incentive Plan, as amended and in effect from time to time, and any other equity plan of the Company covering director equity grants to accommodate deferrals under the Policy.

h.	“Policy” means the Meritor, Inc. Non-Employee Director Retainer Deferral Policy as adopted by the Company and in effect from time to time.

i.	“Policy Administrator” means the Committee or its designee.

j.	“Participant” means any Non-Employee Director who has elected to defer Retainer Fees in accordance with the Policy.

k.	“Restricted Stock” mean restricted Shares as described in and subject to the terms and conditions of the Plan.

l.	RSU” means a Restricted Share Unit as described in and subject to the terms and conditions of the Plan.

m.	“Retainer Fees” means the annual cash retainer fees receivable for service as a director of the Company, including committee chairperson retainer fees, if applicable, and meeting fees.
3.    Eligibility. All Non-Employee Directors will be eligible to participate in the Policy.
4.    Election to Defer Retainer.
a.    Deferral Elections Generally. Each Non-Employee Director may elect to defer all or any part of his or her future Retainer Fees by filing with the Policy Administrator written notice of such election, on a form approved by the Policy Administrator (an “Election Form”), specifying the percentage of such future Retainer Fees to be deferred and the time and manner of payment in which such deferred Retainer Fees will be paid to him or her or, in the event of his or her death, to his or her designated beneficiary or estate. Any deferral election to receive Retainer Fees in the form of Restricted Stock or RSUs will be accompanied by a form of Restricted Stock or RSU award agreement, which shall set forth such additional terms and conditions (including any applicable vesting or alternate dates) and which shall be on a form approved by the Policy Administrator. Any deferral election to receive Retainer Fees in the form of Restricted Stock or RSUs will also be subject to the terms of the Plan. Any such deferral election form must be filed with the Policy Administrator no later than December 31st of the year immediately preceding the calendar year to which such Retainer Fees relates and will become final, binding and irrevocable on such December 31st.
b.    New Non-Employee Directors. Notwithstanding any other provision of this Policy to the contrary, any newly elected Non-Employee Director may elect to defer his or her Retainer Fees no later than 30 days after the date he or she commences membership on the Board by filing with the Policy Administrator an Election Form. Such deferral election will be effective for Retainer Fees paid on and following the date such Board membership commences.
5.    Deferred Cash Accounts. The Company will establish on its books and records a Deferred Cash Account for each Participant. Any deferred Retainer Fees that provide for the payment of deferred cash will be credited to the Participant’s Deferred Cash Account. The Company will credit the total amount deferred by each Participant as of the end of each calendar quarter with an additional amount equal to the amount then deferred and owing multiplied by one-fourth of the annual rate for quarterly compounding that is 120% of the “applicable Federal long-term rate” determined by the Secretary of the Treasury pursuant to Code Section 1273(d), or any successor provision, for the last month in such quarter, such additional amounts to be paid at the same time and in the same proportion as the payments of the fees so deferred.
6.    Payment of Deferred Compensation. A Participant’s Deferred Cash Account under the Policy will be distributed in the time and manner of payment specified on the properly and timely filed Election Form filed with the Policy Administrator.
7.    Unfunded Promise to Pay; No Segregation of Funds or Assets. Nothing in this Policy will require the segregation of any assets of the Company or any type of funding by the Company, it being the intention of the parties that the Policy be an unfunded arrangement for federal income tax purposes. No Participants will have any rights under the Policy other than as unsecured general creditors of the Company or any of its subsidiaries, except as otherwise provided by applicable law insofar as they may have become entitled to payment of additional Retainer Fees for service as a member of the Board.
8.    Administration. This Policy will be administered by the Policy Administrator, who will have the authority to adopt rules and regulations for carrying out the Policy and to interpret, construe and implement the provisions thereof. The Policy Administrator’s interpretation of the Policy will be final and binding on all parties.
9.    Non-Assignability. Except as otherwise provided by the Board, no deferred Retainer Fees or amounts in a Participant’s Deferral Compensation Account will be assignable or transferrable except by the laws of descent or distribution.
10.    Withholding. Applicable taxes, to the extent required by law, will be withheld from distributions under the Policy.
11.    Compliance with Section 409A.
(a)This Policy is intended to be exempt from or compliant with Code Section 409A of the Code and, to the maximum extent permitted, this Policy will be interpreted in accordance with such intention. Notwithstanding any other provision of this Policy to the contrary, the Company makes no representation that the Plan or Policy or any amounts payable under this Policy will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Policy.
(b)To the extent that any amount payable under this Policy constitutes an amount payable or benefit to be provided under a "nonqualified deferred compensation plan" (as defined in Code Section 409A) that is not exempt from Section 409A, and such amount is payable as a result of a Separation from Service and you are a "specified employee" (as defined and determined under Code Section 409A and any relevant procedures that the Company may establish) at the time of your Separation from Service, then, notwithstanding any other provision in this Policy to the contrary, such payment or delivery of shares will not be made to you until the day after the date that is six (6) months following your Separation from Service, at which time all payments that otherwise would have been paid to you under this Policy during that six-month period, but were not paid because of this paragraph, will be paid in a single lump sum. This six-month delay will cease to be applicable in the event of your death.
(c)For purposes of this Policy, “Separation from Service” will have the meaning set forth in Section 409A and all references to termination of membership on the Board and similar references will be deemed to be references to “Separation from Service” within the meaning of Section 409A.
12.    Invalidity; Inconsistency. If any term or provision contained in the Policy will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part thereof. With respect to deferral elections to receive Retainer Fees in the form of Restricted Stock or RSUs, in the event of any inconsistency between the Policy and the Plan, the Plan will govern.
13.    Applicable Law. The Policy and all actions taken under the Policy will be governed by, and construed in accordance with, the laws of the State of Indiana without regard to the conflict of law principles thereof. This document constitutes the entire Policy, and supersedes any prior oral or written agreements on the subject matter hereof.
14.    Amendment and Termination. The Committee may at any time amend, suspend or terminate the Policy, in whole or in part. Notwithstanding the foregoing, no such amendment, suspension or termination will, without the consent of a Participant, adversely affect the amounts theretofore accrued in the Participant’s Deferred Cash Account or any earnings deemed credited thereon.

1